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                                                                    EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Quantech Ltd. Registration Statement on Form SB-2, dated July 31, 2002, of our report dated September 12, 2001, on the June 30, 2001 and 2000, consolidated financial statements of Quantech Ltd. and Subsidiary (A Development Stage Company). Such report contains an explanatory paragraph relating to the uncertainty of the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. We also consent to the reference to our firm under "experts" and "selected financial data" in the Prospectus contained in the earlier filed Form SB-2, Registration No. 333-90406.


                                              /s/ McGLADREY & PULLEN, LLP

Minneapolis, Minnesota
July 31, 2002